Exhibit 99.1

JMP GROUP ANNOUNCES MANAGEMENT CHANGES

SAN FRANCISCO, July 30, 2020 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, today announced management changes, including the resignation of Carter Mack from his position as president of the company and the promotion of Mark Lehmann to the role of chief executive officer of JMP Securities, the company’s primary operating subsidiary. Additionally, Thomas Wright has been named chief operating officer of JMP Securities, while managing directors Jonathan Dever and Gavin Slader have been named co-heads of investment banking and have joined JMP Group’s executive committee.

Carter Mack, formerly president of JMP Group and a member of the company’s executive committee, has stepped down from his position. He will remain a member of the company’s board of directors. Mack is a co-founder of JMP Group, forming the company with partners Joe Jolson and Jerry Tuttle in April 1999 and celebrating its initial public offering in May 2007. During his tenure, Mack helped chart the strategic direction for a highly successful investment banking franchise, setting an example as an accomplished advisor to corporate clients.

“Although I will miss Carter’s daily optimism, his sound business judgement, and our partnership of more than 21 years, he will continue to help guide our company as a board member,” said Chairman and Chief Executive Officer Joe Jolson. “I am excited about JMP’s future and the extraordinary people who have accepted new leadership positions. Mark Lehmann and Tom Wright, two existing members of our executive committee, have been promoted to the newly created roles of CEO and COO of JMP Securities, respectively, while Jon Dever and Gavin Slader have been appointed to the executive committee and now serve as co-heads of our investment banking group. Collectively, these four individuals have 115 years of combined experience on Wall Street and 45 years in total at our firm. They have all proven to be exceptional contributors and inspired leaders, and we are fortunate to be able to draw on their expertise as JMP enters a new phase in its growth.”

Mark Lehmann becomes chief executive officer of JMP Securities. He was previously president of JMP Securities and continues as a member of JMP Group’s executive committee and its board of directors. Prior to joining JMP Group in 2003, Lehmann served both as the global director of institutional sales and as the global director of equity research at Banc of America Securities after working as an institutional salesperson at the firm and its predecessor, Montgomery Securities. Lehmann holds a JD degree from the New York University School of Law and an undergraduate degree from the University of Illinois. He is a certified public accountant.

Thomas Wright becomes chief operating officer of JMP Securities. He continues as the firm’s director of equities and a member of JMP Group’s executive committee. Before joining JMP Group in 2013, Wright served as global head of trading at Sanford C. Bernstein & Co. He previously held a variety of management positions at Merrill Lynch & Co., most recently as head of European equity trading and sales trading and formerly as head of U.S. equity trading and sales trading. Wright holds an MBA degree from New York University Stern School of Business and an undergraduate degree from Boston College.

Jonathan Dever joins JMP Group’s executive committee and becomes co-head of investment banking at JMP Securities, while continuing as head of financial services and real estate investment banking. Prior to joining JMP Group in 2007, Dever was an investment banker at Lehman Brothers, UBS Investment Bank, and PaineWebber, focused on finance companies, REITs, banks, and other depositories. He holds an undergraduate degree from Georgetown University.

Gavin Slader joins JMP Group’s executive committee and becomes co-head of investment banking at JMP Securities, while continuing as head of mergers and acquisitions. Before joining JMP Group in 2013, Slader worked in the technology, media and telecommunications investment banking group at UBS Investment Bank, sharing oversight of the west coast technology mergers and acquisitions practice. He previously focused on mergers and acquisitions at Piper Jaffray & Co., Credit Suisse First Boston, and Donaldson, Lufkin & Jenrette, after serving in Deutsche Bank’s leveraged finance group. He holds dual undergraduate degrees from Claremont McKenna College.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture capital and private capital activities through Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com

Michael Falco
(646) 808-3611
michael@dlpr.com